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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  MARCH 9, 1999

                         Complete Wellness Centers, Inc.
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             (Exact Name of Registrant as specified in its Charter)

      Delaware                         0-22115                   52-1910135
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(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
or corporation)                                              Identification No.)

666 11th Street, NW, Suite 200
Washington, D.C.                                                   20001
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(Address of Principal                                           (Zip Code)
Executive Offices)

Registrant's telephone number, including area code:  (202) 639-9700
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          (Former name or former address, if changed since last report)

Item 1.     CHANGES IN CONTROL OF REGISTRANT

            Imprimis Investors LLC ("Imprimis") and Wexford Spectrum Investors LLC ("Wexford"), the holders of all of the Convertible Preferred Stock of the Registrant (the "Preferred Stock"), entered into a stock purchase agreement, dated as of February 26, 1999 (the "Stock Purchase Agreement"), with RVR Consulting Group, Inc., a Florida corporation (the "Buyer"), pursuant to which Wexford and Imprimis agreed to sell an aggregate of 10,969 shares of the Preferred Stock to the Buyer for a purchase price of $500,000, of which $250,000 was payable on February 26, 1999, and the remaining $250,000 is payable in six equal monthly installments of $41,666.67, commencing on May 1, 1999, with the final monthly installment due and payable on October 1, 1999.

            The Stock Purchase Agreement provides that, if the Registrant is delisted from the NASDAQ on or prior to June 30, 1999 because of its failure to meet the minimum tangible net worth test, the Buyer may, within 10 business days of notification of such delisting, elect to demand a refund of all prior installment payments paid to Wexford and Imprimis, and the Buyer's obligation to make further installment payments will terminate. The Buyer will reconvey (the "Reconveyance") to Wexford and Imprimis 50% of the shares of Preferred Stock that it purchased upon receiving the refund payments. Wexford and Imprimis will not be obligated to refund the initial $250,000 payment.

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      Wexford and Imprimis have agreed not to sell or convert into Common Stock their remaining Preferred Stock without the consent of the Buyer. However, Wexford and Imprimis may convert into Common Stock or sell (i) 10,969 shares beginning 24 months after the date of the sale to the Buyer; (ii) an additional 10,969 shares of the remaining Preferred Stock 36 months after the date of the sale to the Buyer (or 13,711 in the event of a Reconveyance); and (iii) an additional 10,969 shares of the remaining Preferred Stock 48 months after the date of the sale to the Buyer (or 13,711 in the event of a Reconveyance).

      The Stock Purchase Agreement provides that if the Buyer engages in a transaction involving the shares of Preferred Stock that it purchased from Wexford and Imprimis, including a sale of such shares, Wexford and Imprimis will have the right to participate in the transaction on a pro rata basis based on their remaining aggregate 98,718 shares of Preferred Stock.

      Wexford and Imprimis also assigned to the Buyer all of their non-economic rights (the "Rights") associated with their ownership of the Preferred Stock, including the right to designate a majority of the Board of Directors of the Company. The Buyer has agreed to designate one individual specified by Wexford and Imprimis to the Company's Board.

      Upon the earlier of (i) five years from the date of the sale to the Buyer or (ii) the date on which the closing price for the Company's Common Stock has equaled or exceeded $10 for twenty consecutive trading days, the Buyer will reassign to Wexford and Imprimis the Rights, and the Preferred Stock will cease to be subject to restrictions on transfer.

      The Stock Purchase Agreement also provides that Wexford and Imprimis will restructure and extend the payment terms of loans in an aggregate principal amount of $475,000 to the Registrant. RVR has since provided the Registrant with $275,000 of interim debt financing.

In respect of the foregoing, the following Board members have resigned as of the following dates:

C. Thomas McMillen (3/2/99)
James McMillen, M.D. (3/3/99)
Robert Mrazek (3/5/99)
Jay Maymudes (3/5/99)
Arthur Amron (3/5/99)
Joseph Jacobs (3/5/99)
Paul Jacobi (3/5/99)
Frank Goviea (3/5/99)
Douglas Lambert (3/5/99)

The remaining Board members are:

Eric Kaplan
Joseph Raymond, Jr.
Sergio Vallejo, D.M.D
Frederick Simon
Kenneth Rubin
Eugene Sharer

            In addition, at the Company's February 18, 1999 Board Meeting C. Thomas McMillen was replaced by Joseph Raymond, Jr., as Chairman and CEO of the Company. At the same meeting Eric Kaplan resigned as Chief Operating Officer (although he remains as President) of the Company and was replaced as COO by Sergio Vallejo, and E. Scott Conover, the Company's General Counsel, was named Secretary replacing Michael Brigante, the Chief Financial Officer, who was the Acting Secretary.

Item 7.  EXHIBITS

1. Stock Purchase Agreement dated as of February 26, 1999, among Imprimis Investors LLC, Wexford Spectrum Investors LLC, and RVR Consulting Group, Inc.


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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: March 9, 1999.

                                               Complete Wellness Centers, Inc.

                                               By: /s/ Joseph Raymond, Jr.
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                                                       Joseph Raymond, Jr.
                                                       Chairman & CEO